EXHIBIT 10.4(b)(ii)
                                                             -------------------

           SUPPLEMENTAL AGREEMENT TO CONSOLIDATED AMENDED AND RESTATED
                                  DEMAND NOTE
                                  -----------


THIS SUPPLEMENTAL AGREEMENT TO CONSOLIDATED AND AMENDED DEMAND NOTE (the "Agreement"), is made effective as of November 26, 2001, between Scott G. Mackin ("Mackin") and Covanta Energy Corporation (f.k.a., Ogden Corporation) ("Covanta").

                              W I T N E S S E T H :

WHEREAS, Mackin and Covanta are entering into a Consolidated Amended and Restated Demand Note (the "Consolidated Amended and Restated Demand Note") simultaneous with the execution of this Agreement; and

WHEREAS, Mackin and Covanta wish to set forth in this Agreement certain of their additional rights and obligations relating to such Consolidated Amended and Restated Demand Note.

NOW, THEREFORE, in consideration of the mutual grants and covenants contained in the Consolidated Amended and Restated Demand Note and herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby agree as follows:

         1. Consistent Reporting. Covanta and Mackin each shall report, to every applicable government authority (including the Internal Revenue Service), ordinary income characterized as compensation in the amount of $212,212, which represents the difference between the aggregate principal and accrued interest due on that certain (i) Demand Note made by Mackin to and in favor of Covanta dated August 6, 1999, in the principal amount of $401,800.98, and (ii) Demand Note made by Mackin to and in favor of Covanta dated August 6, 1999, in the principal amount of $104,037.06 as of November 26, 2001, and the aggregate "Fair Market Value" of the "Shares" (as these terms are defined in the Consolidated Amended and Restated Demand Note) held by Mackin on that day.

         2. Payment of Bonus. Covanta shall pay Mackin a bonus in the amount of $254,146.

         3. Providing Documentation of Tax Benefits. Mackin shall provide Covanta with documentation detailing the use of any item arising from or attributable to the execution of the Consolidated Amended and Restated Demand Note, including but not limited to the use of capital losses and/or interest deductions, and any tax benefit accruing to Mackin therefrom that reduces the tax liability as shown on his return filed in accordance with Section 1 above. Mackin shall also provide Covanta with documentation detailing any adjustment, regardless of the source, relating to his tax return filed in accordance with
Section 1 above, and the extent that Mackin realizes a tax benefit from such adjustment. To the extent Mackin realizes a tax benefit from any such use or adjustment, Covanta may (i) require immediate payment from Mackin in an amount equal to this tax benefit or (ii) offset other payments due to Mackin by the amount of this tax benefit. To the extent required by Covanta, Mackin shall provide to Covanta's independent tax preparer a copy of his tax return for any tax years beginning in 2001 and ending on the later of the time when all items arising from or attributable to the execution of the Consolidated Amended and Restated Demand Note have expired or have been used, or the time when the statute of limitations for adjustments to be made to Mackin's tax return filed in accordance with Section 1 above has expired.

         4. Indemnification for Unexpected Tax Liability. Covanta shall indemnify Mackin against any additional taxes and penalties that result from a final determination by an applicable governmental authority (with which a return was filed as provided in Section 1 above) that the amount of compensation income resulting from the execution of the Consolidated Amended and Restated Demand Note exceeds the amount set forth in Section 1 hereof. Covanta shall also indemnify Mackin against any additional taxes and penalties that may result in the event that a final determination is made by an applicable governmental authority that Mackin has compensation in the future as a result of interest that is imputed on the Consolidated Amended and Restated Demand Note (net of any tax benefits that may accrue to Mackin as a result of such imputation, such as an interest deduction).




                                           COVANTA ENERGY CORPORATION



                                           /s/ Stephen M. Gansler
                                           --------------------------
                                           By:  Stephen M. Gansler
                                           Its: Vice President, Human Resources


                                           SCOTT G. MACKIN



                                           /s/ Scott G. Mackin
                                           --------------------------